PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA HEALTHCARE EXERCISES OPTION TO
ACQUIRE 63 ADDITIONAL FACILITIES FROM CAPITALSOURCE

HUNT VALLEY, MARYLAND – April 20, 2010 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the "Company" or “Omega”) today announced that it has exercised its option to acquire 63 additional long-term care facilities from affiliates of CapitalSource Inc. (“CapitalSource”).  The aggregate consideration to be paid at the closing under the option agreement (the “Option Closing”), which is expected to occur in June 2010, is approximately $295 million, consisting of approximately: (i) $34 million in cash to sellers, and (ii) repayment of $261 million of debt at closing. The 63 facilities owned by the entities to be acquired at the Option Closing, representing 6,529 available beds located in 19 states, are part of 30 in-place triple net leases among 18 operators. The 30 leases generate approximately $34 million of annualized revenue.

Omega acquired the option to purchase these 63 facilities in connection with Omega’s previously announced securities purchase agreement with CapitalSource, pursuant to which Omega acquired entities owning 40 facilities on December 22, 2009, and has agreed to acquire 40 other facilities subject to obtaining consent of the U.S. Department of Housing and Urban Development.

The purchase price payable at each such closing is also subject to certain adjustments, including but not limited to a dollar-for-dollar increase or decrease of the consideration to the extent the assumed debt is less than or greater than the amount set forth in the purchase agreement, and an upward or downward adjustment to prorate certain items of accrued and prepaid income and expense of the CapitalSource subsidiaries to be acquired.

The consummation of the Option Closing and the remaining closing under the purchase agreement with CapitalSource are subject to customary closing conditions, and there can be no assurance as to when or whether such transactions will be consummated.

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Omega Healthcare Investors, Inc. is a real estate investment trust investing in and providing financing to the long-term care industry.  At December 31, 2009, the Company owned or held mortgages on 293 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 34,312 licensed beds (32,825 available beds) located in 32 states and operated by 35 third-party healthcare operating companies.  In addition the Company has two closed facilities currently held for sale.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
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This announcement includes forward-looking statements regarding the Option Closing and the remaining transactions contemplated by the purchase agreement, and the timing and impact thereof.  Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) the ability of the parties to satisfy the various conditions to the completion of the remaining transactions; (ii) potential adjustments to the form and amount of consideration payable in connection with the remaining transactions pursuant to the purchase agreement and option agreement; (iii) potential unforeseen costs associated with the transactions. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements contained in this material.